Exhibit 99.1

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

AMEDISYS RECOGNIZED AMONG TOP 50 BUSINESS INNOVATING COMPANIES

BY INFORMATIONWEEK MAGAZINE

BATON ROUGE, Louisiana (September 22, 2008)—Amedisys, Inc. (Nasdaq: “AMED”, “Company”), one of America’s leading home health nursing companies, today announced that it has been recognized as one of the top 50 most innovative companies in the country by InformationWeek. InformationWeek, a national publication dedicated to defining the business value of technology, recognizes the top 500 Business Technology Innovators each year.

The Company ranked 44 in 2008 for the companywide implementation of its point of care system. The point of care system is a laptop computer technology used by Amedisys’ nurses and therapists to document and monitor each patient’s health condition and plan of care. The system has enhanced the company’s clinical compliance controls and delivered a positive net impact to earning through improved administrative efficiencies.

“We are pleased to have been recognized as one of the top technologically innovative companies,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “Amedisys has committed significant financial and human resources to implement our point of care system, which we believe allows our caregivers to deliver a much higher level of care consistency to our patients while benefiting our bottom line through streamlined business processes.”

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com

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